Exhibit 99.1

TO ALL TO WHOM THESE PRESENTS SHALL COME:

I, GREG ABBOTT, Governor of the State of Texas, do hereby certify that severe winter weather poses an imminent threat of widespread and severe property damage, injury, and loss of life due to prolonged freezing temperatures, heavy snow, and freezing rain statewide.

THEREFORE, in accordance with the authority vested in me by Section 418.014 of the Texas Government Code, I do hereby declare a state of disaster in all 254 counties based on the existence of such threat.

Pursuant to Section 418.017 of the code, I authorize the use of all available resources of state government and of political subdivisions that are reasonably necessary to cope with this disaster.

Pursuant to Section 418.016 of the code, any regulatory statute prescribing the procedures for conduct of state business or any order or rule of a state agency that would in any way prevent, hinder, or delay necessary action in coping with this disaster shall be suspended upon written approval of the Office of the Governor. However, to the extent that the enforcement of any state statute or administrative rule regarding contracting or procurement would impede any state agency’s emergency response that is necessary to protect life or property threatened by this declared disaster, I hereby authorize the suspension of such statutes and rules for the duration of this declared disaster.

In accordance with the statutory requirements, copies of this proclamation shall be filed with the applicable authorities.

IN TESTIMONY WHEREOF, I have hereunto signed my name and have officially caused the Seal of State to be affixed at my office in the City of Austin, Texas, this the 12th day of February, 2021.

/s/ Greg Abbott
GREG ABBOTT
Governor

Governor Greg Abbott	Proclamation
February 12, 2021	Page 2

ATTESTED BY:

/s/ Ruth R. Hughs
RUTH R. HUGHS
Secretary of State